Exhibit 99.1
Xencor Reports Second Quarter 2023 Financial Results

-- Management to Host Conference Call at 4:30 p.m. ET Today --

PASADENA, Calif.--August 3, 2023-- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered antibodies and cytokines for the treatment of patients with cancer and autoimmune diseases, today reported financial results for the second quarter ended June 30, 2023 and provided a review of recent business and clinical highlights.

“In the past quarter we continued to advance a clinical portfolio of XmAb drug candidates, enrolling patients across multiple Phase 1 and Phase 2 studies in oncology and autoimmune diseases. By year end we anticipate opening a Phase 2 study to evaluate vudalimab as a front-line treatment in metastatic non-small cell lung cancer, a large patient population with high unmet need,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “Our ongoing studies with early-stage, novel XmAb bispecific antibodies continue to generate exceptionally strong interest among investigators, in particular our ENPP3-targeted CD3 T-cell engager in renal cell carcinoma, XmAb819, and our B7H3-targeted tumor-selective CD28 co-stimulatory T-cell engager, XmAb808. Both candidates use novel antibody formats to drive tumor-specific activity that has the potential to address current gaps in treatment approaches.”

“We also continue to expand the portfolio of XmAb programs. We recently initiated a Phase 1 study of our potency-tuned IL12-Fc, XmAb662, to be developed in oncology, and we expect to submit an IND application later this year for XmAb541, a 2+1 format CLDN6 x CD3 bispecific antibody that we are developing for patients with ovarian cancer and other tumor types. Additionally, we anticipate submitting an IND for our second internal CD28 program in 2024.”

Program Updates

•Vudalimab (PD-1 x CTLA-4): Xencor plans to evaluate vudalimab, a T-cell selective checkpoint inhibitor, as a first-line treatment in patients with locally advanced or metastatic non-small cell lung cancer. Part 1 of a Phase 2 study would randomize a limited number of patients at one of two doses of vudalimab, in combination with chemotherapy. The study’s second part would randomize patients to either vudalimab plus chemotherapy or pembrolizumab plus chemotherapy. The primary outcome measure of Part 2 would be a comparison of progression-free survival. Xencor anticipates initiating the study by the end of 2023.

Xencor is conducting an ongoing Phase 2 study evaluating vudalimab as a monotherapy in patients         with high-risk metastatic castration-resistant prostate cancer (mCRPC) or advanced gynecologic malignancies and an ongoing Phase 2 study evaluating vudalimab in combination with chemotherapy or a PARP inhibitor in patients with mCRPC. Clinical data from these studies are anticipated to be presented at a medical conference in early 2024.

•XmAb564 (IL2-Fc): Results from a Phase 1a clinical study in healthy volunteers were presented at the European Congress of Rheumatology (EULAR) in May 2023. Data continue to indicate a single dose of subcutaneously administered XmAb564 was well tolerated and generated durable, dose-dependent and selective expansion of regulatory T cells. Xencor is conducting a randomized, double-blind, placebo-controlled Phase 1b study to evaluate the safety and tolerability of multiple ascending doses of XmAb564 in patients with atopic dermatitis or psoriasis.

•XmAb662 (IL12-Fc): XmAb662 is a potency-reduced interleukin-12 Fc (IL12-Fc) fusion protein engineered to increase anti-tumor activity and immunogenicity in the tumor microenvironment by promoting high levels of interferon gamma secretion from T cells and NK cells. In July 2023, Xencor initiated a Phase 1 study in patients with advanced solid tumors.

Partnership Updates

•Alexion Pharmaceuticals, Inc.: In May 2023, Ultomiris® (ravulizumab-cwvz), which incorporates Xencor’s Xtend™ Fc domain, was approved in the EU and Japan for the treatment of certain adult patients with neuromyelitis optica spectrum disorder (NMOSD). In the second quarter of 2023, Xencor earned $11.2 million of royalty revenue from Alexion on net sales of Ultomiris.

•Amgen Inc.: Interim results from a Phase 1 study of xaluritamig (AMG 509), a STEAP1 x CD3 XmAb 2+1 bispecific antibody, in patients with mCRPC were accepted for presentation at the European Society for Medical Oncology (ESMO) Congress on October 20, 2023.

•Zenas BioPharma Ltd.: In the second quarter of 2023, Xencor earned a $10 million development milestone related to Zenas’ Phase 3 study evaluating obexelimab in patients with immunoglobulin G4-related disease (IgG4-RD). A manuscript with results from the Phase 2 study, which was sponsored and conducted by Xencor, was first published online in The Lancet Rheumatology in August 2023.

Ultomiris is a registered trademark of Alexion Pharmaceuticals, Inc.

Financial Results for the Second Quarter and Six Months Ended June 30, 2023

Cash, cash equivalents, receivables and marketable debt securities totaled $531.4 million as of June 30, 2023, compared to $613.5 million as of December 31, 2022.

Total revenue for the second quarter ended June 30, 2023 was $45.5 million, compared to $30.2 million for the same period in 2022. Revenues earned in the second quarter of 2023 were primarily from research revenue from our second Janssen Biotech collaboration, royalty revenue from Alexion and milestone revenue from Zenas, compared to the same period in 2022, which were primarily royalties from Alexion and Vir Biotechnology. Revenues for the six months ended June 30, 2023 were $64.5 million, compared to $115.7 million for the same period in 2022. Revenue for the six-month period in 2023 were primarily from research revenue from our second Janssen collaboration,royalty revenue from Alexion and milestone revenue from Janssen and Zenas, compared to the same period in 2022, which were earned primarily from milestone revenue from Astellas and royalty revenue from Alexion, MorphoSys and Vir.

Research and development (R&D) expenses for the second quarter ended June 30, 2023 were $60.1 million, compared to $47.1 million for the same period in 2022. Increased R&D spending for the second quarter of 2023 compared to 2022 is primarily due to increased spending on development programs including vudalimab, plamotamab, XmAb819 and XmAb541 and other research and early-stage programs. R&D expenses for the six months ended June 30, 2023 were $124.4 million, compared to $94.8 million for the same period in 2022. Increased R&D spending for the first six months of 2023 compared to 2022 is primarily due to an increase in spending on development programs including vudalimab, XmAb541 and XmAb564 and other research and early-stage programs.

General and administrative (G&A) expenses for the second quarter ended June 30, 2023 were $11.5 million, compared to $11.1 million for the same period in 2022. G&A expenses for the six months ended June 30, 2023 were $25.4 million, compared to $22.4 million for the same period in 2022. Increased G&A spending for the second quarter and first six months of 2023 compared to the same periods in 2022 reflects increased spending on professional services and additional facility costs.

Other income (expense) for the second quarter ended June 30, 2023 was $4.0 million, compared to $(6.0) million for the same period in 2022. Other income (expense) for the six months ended June 30, 2023 was $2.6 million, compared to $(8.8) million for the same period in 2022. The increase in other income for the three and six months ended June 30, 2023 over other expense for the same periods in 2022 is due to additional interest income earned and lower unrealized loss recorded from equity investments.

Non-cash, stock-based compensation expense for the six months ended June 30, 2023 was $26.2 million, compared to $23.4 million for the same period in 2022.

Net loss for the second quarter ended June 30, 2023 was $22.0 million, or $(0.37) on a fully diluted per share basis, compared to net loss of $34.0 million, or $(0.57) on a fully diluted per share basis, for the same period in 2022. Decreased net loss in the second quarter of 2023 compared to 2022 is primarily due to additional income and interest earned. For the six months ended June 30, 2023, net loss was $82.7 million, or $(1.38) on a fully diluted per share basis, compared to net loss of $10.4 million, or $(0.17) on a fully diluted per share basis, for the same period in 2022. Increased net loss in the first six months of 2023 compared to 2022 is primarily due to decreased royalties from Vir and increased R&D expenses.

The total shares outstanding were 60,600,060 as of June 30, 2023, compared to 59,684,420 as of June 30, 2022.

Financial Guidance

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations through the end of 2025. The Company expects to end 2023 with between $425 million and $475 million in cash, cash equivalents, receivables and marketable debt securities.

Conference Call and Webcast

Xencor will host a conference call and webcast today at 4:30 p.m. ET (1:30 p.m. PT) to discuss the second quarter 2023 financial results and provide a corporate update.

The live webcast may be accessed through “Events & Presentations” in the Investors section of the Company’s website, located at investors.xencor.com. Telephone participants may register to receive a dial-in number and unique passcode that can be used to access the call. A recording will be available for at least 30 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered antibodies and cytokines for the treatment of patients with cancer and autoimmune diseases. More than 20 candidates engineered with Xencor's XmAb® technology are in clinical development, and three XmAb medicines are marketed by partners. Xencor's XmAb engineering technology enables small changes to a protein's structure that result in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.

Forward-Looking Statements

Certain statements contained in this press release may constitute forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements that are not purely statements of historical fact, and can generally be identified by the use of words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “seek,” “look forward,” “believe,” “committed,” “investigational,” and similar terms, or by express or implied discussions relating to Xencor’s business, including, but not limited to, statements regarding planned additional clinical trials, the quotations from Xencor's president and chief executive officer, our projected financial resources and other statements that are not purely statements of historical fact. Such statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Xencor and are subject to significant known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks, including the ability of publicly disclosed preliminary clinical trial data to support continued clinical development and regulatory approval for specific treatments, in each case as described in Xencor's public securities filings. For a discussion of these and other factors, please refer to Xencor's annual report on Form 10-K for the year ended December 31, 2022 as well as Xencor's subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended to date. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Xencor, Inc.
Condensed Balance Sheets
(in thousands)

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$34,710	$53,942
Marketable debt securities	476,667	526,689
Marketable equity securities	39,995	42,431
Accounts receivable	20,019	28,997
Prepaid expenses and other current assets	22,171	23,283
Total current assets	593,562	675,342

Property and equipment, net	67,997	59,183
Intangible assets, net	18,708	18,500
Marketable debt securities - long term	—	3,826
Marketable equity securities - long term	64,210	54,383
Right of use asset	33,046	34,419
Other assets	598	613
Total assets	$778,121	$846,266

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$32,537	$28,816
Deferred revenue	7,865	30,320
Lease liabilities	4,228	4,708
Total current liabilities	44,630	63,844

Lease liabilities, net of current portion	54,615	54,926
Total liabilities	99,245	118,770

Stockholders’ equity	678,876	727,496

Total liabilities and stockholders’ equity	$778,121	$846,266

The 2022 balance sheet was derived from the 2022 annual financial statements included in the Form 10-K that was filed on February 24, 2023

Xencor Inc.
Condensed Statements of Comprehensive Loss
(in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)

Revenues	$45,523	$30,175	$64,485	$115,670

Operating expenses:
Research and development	60,060	47,084	124,439	94,839
General and administrative	11,460	11,091	25,408	22,364
Total operating expenses	71,520	58,175	149,847	117,203

Loss from operations	(25,997)	(28,000)	(85,362)	(1,533)

Other income (expense), net	4,043	(5,975)	2,645	(8,847)

Net loss	(21,954)	(33,975)	(82,717)	(10,380)

Other comprehensive income (loss)
Net unrealized gain (loss) on marketable debt securities	1,765	(1,823)	5,093	(7,435)
Comprehensive loss	$(20,189)	$(35,798)	$(77,624)	$(17,815)

Net loss per share:
Basic and diluted net income loss per share	$(0.37)	$(0.57)	$(1.38)	$(0.17)
Weighted-average number of common shares used in net loss per share applicable to common stockholders - basic and diluted	59,807,558	59,567,139	59,922,784	59,487,924

Contacts

For Investors:
Charles Liles
cliles@xencor.com
(626) 737-8118

For Media:
Jason I. Spark
Evoke Canale
jason.spark@evokegroup.com
(619) 849-6005